Exhibit 99.1

Preliminary Unaudited Operating Information

	For the three months
	ended March 31,

	2002	2003

Backlog (Units)	2,411	2,826

Community Count	146	176

Sales (Units)	1,408	1,632

Closings	1,146	1,234